UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 4, 2008 (August 28, 2008)

GAMESTOP CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32637	20-2733559
(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

(817) 424-2000
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2008, GameStop Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Paul Raines, effective September 7, 2008 (the “Effective Date”), in connection with his appointment as Chief Operating Officer of the Company.

The employment term of the Employment Agreement commences on the Effective Date and continues for a period of three years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. Mr. Raines’ minimum annual salary during the term of his employment under the Employment Agreement shall be no less than $900,000.

The Employment Agreement also provides for annual bonus compensation for each year commencing with the fiscal year ending on January 31, 2009, based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan (the “Plan”). Mr. Raines’ target annual bonus under the Plan shall not be less than 100% of his base salary, with up to an additional 25% of such bonus if the relevant performance target is exceeded by a pre-established percentage. The Employment Agreement also provides for a $1,000,000 signing bonus payable to Mr. Raines within two weeks following the Effective Date, with such bonus subject to forfeiture pro rata over the initial three-year term if his employment is terminated during that period either by the Company for Cause (as defined) or by him without Good Reason (as defined). Mr. Raines will receive a grant of 60,000 shares of restricted stock on the Effective Date, and, subject to annual Compensation Committee approval, at least 40,000 shares of restricted stock annually thereafter, in each case vesting in equal annual installments over the three-year period following the grant date.

The Employment Agreement includes a severance arrangement which provides Mr. Raines with his base salary and average bonus through the remaining term of the Employment Agreement, with a minimum of his base salary and average bonus for one year, if his employment is terminated by the Company without Cause or by him for Good Reason.

The above summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is included as Exhibit 10.1 of this Form 8-K.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As set forth above, Paul Raines, 44, was appointed as Chief Operating Officer of the Company, effective September 7, 2008. The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 5.02.

Prior to joining the Company, Mr. Raines spent eight years with The Home Depot, Inc. in various management positions in retail operations, including most recently as the Executive Vice President for U.S. Stores since 2007 and as President of the Southern Division from 2005 to 2007. Prior to joining The Home Depot, Inc., he was Director of Sourcing, Latin America for

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L.L. Bean from 1997 to 2000 and a Principal, Consumer Products Group with Kurt Salmon Associates from 1987 to 1997.

In connection with the appointment of Mr. Raines as Chief Operating Officer, the Company also announced that Daniel A. DeMatteo, 60, the Vice Chairman and Chief Operating Officer of the Company, will become Chief Executive Officer of the Company, and that R. Richard Fontaine, 66, the Company’s Chairman and Chief Executive Officer, will concentrate his focus on international operations, acquisition opportunities and strategic development as Executive Chairman of the Company. The Press Release issued by the Company on August 29, 2008 announcing these changes and the appointment of Mr. Raines is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Executive Employment Agreement, dated as of August 28, 2008, between GameStop Corp. and Paul Raines.

99.1	Press Release dated August 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

Date: September 4, 2008	By:	David W. Carlson
/s/ David W. Carlson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Executive Employment Agreement, dated as of August 28, 2008, between GameStop Corp. and Paul Raines.

99.1	Press Release dated August 29, 2008.